Exhibit 2.2

OPERATING AGREEMENT OF

SIDOTI & COMPANY, LLC

This Operating Agreement (this “Agreement”) of SIDOTI & COMPANY, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of March 1,1999, by and among Peter Sidoti (“Sidoti”) and the Sidoti Family Trust dated March 1, 1999 (the “Trust”).

R E C I T A L S:

The parties to this Agreement desire to form a Delaware limited liability company for the purposes of engaging in the business of performing financial research and analysis, (subject to the requisite licensing) acting as a broker/dealer of securities, and engaging in investment and financing activities.

By this Agreement, the parties desire to create the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1           Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

Act.  The Delaware Limited Liability Company Act, as amended from time to time.

Affiliate.  (a) Any Person directly or indirectly owning, controlling or holding the power to vote 10% or more of.the outstanding voting securities of an identified other Person; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director, member, manager or partner of such other Person; (e) if such other Person is an officer, director, member, manager or partner, any entity for which such Person acts in any such capacity; and (f) any spouse, lineal ancestor or descendant of such other Person.

Certificate.  The Certificate of Formation of the Company, as amended from time to time.

Code.  The Internal Revenue Code of 1986, as amended from time to time, or any replacement or successor law.

Company.  The Delaware limited liability company currently known as Sidoti & Company, LLC.

Gross Cash Receipts.  With respect to any period, the amount of all cash funds received by the Company from all sources and any amount released from Company reserves.

Manager.  The Person appointed as Manager of the Company pursuant to and in accordance with Section 10.2, for so long as he shall serve as Manager in accordance with Section 10.2, and any replacement Manager appointed in accordance with Section 10.2. The initial Manager shall be Peter Sidoti.

Members.  Sidoti and the Trust, and each Person who may become a substituted or additional Member pursuant to the provisions hereof and applicable law.

Net Cash Receipts.  With respect to any period, the amount by which the Gross Cash Receipts in such period exceed the sum of the following: (a) all principal and interest payments on any indebtedness of the Company (including loans from Members, but excluding loans the payment of principal or interest of which is specifically provided for in Section 8.1), and all other sums paid to such lenders in such period; (b) all cash expenditures (including expenditures for capital improvements) made in such period incident to the operation of the Company business, including but not limited to those expenses of the Manager paid, either directly or indirectly, by the Company; and (c) working capital and other reserves in such amounts and for-such purposes as the Manager, in his reasonable discretion, deems necessary for the proper current and future operation of the Company business (including any growth or expansion of the Company business).

Participating Percentage.  For each Member, the percentage set forth opposite such Member’s name below:

Participating
Member	Percentage
Sidoti	90%
Trust	10%

Person.  A natural person, corporation, limited liability company, trust, partnership, estate, unincorporated association or other entity.

Prime Rate.  The rate of interest announced from time to time as its “prime rate” or “corporate base rate” (or equivalent rate) by Bankers Trust Company, New York, New York (or its successor-in-interest).

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Profits or Losses.  The net income or loss of the Company for federal income tax purposes as finally determined by the Company’s accountants for each fiscal year of the Company or for such other period or event as may be specified, as well as, where the context requires, related federal tax items such as tax preferences, in each case appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes.

1.2           Interpretation.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term “control” and variations thereof shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of the specified entity, through the ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. As used in this Agreement, the terms “herein”, “hereof and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, in this Agreement.

ARTICLE 2

FORMATION OF THE COMPANY

2.1           Formation.  The parties hereto agree to and do hereby form a limited liability company under and pursuant to the provisions of the Act; and the rights and obligations of the Members shall be as provided therein except as otherwise expressly provided in this Agreement. The Members agree to execute such certificates or documents and to do such filings and recordings and all other acts, including the filing or recording of the Certificate, and any assumed name filings in the appropriate offices in the States of Delaware, New York, and any other applicable jurisdictions as may be required to comply with applicable law.

2.2           Entire Agreement.  Each and every other agreement or understanding, oral or written, relating in any way to the formation or operation of the Company is hereby superseded in its entirety. From and after the execution of this Agreement, the same shall constitute the only Operating Agreement of the Company except as the same may hereafter be amended pursuant to the provisions hereof. This Agreement represents the entire agreement and understanding of the parties hereto concerning the Company and their relationship as Members, and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter hereof are and have been merged herein.

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ARTICLE 3

NAME AND PRINCIPAL OFFICE

3.1           Name.  The business of the Company shall be conducted under the name of “Sidoti & Company, LLC,” or such other name as the Manager may designate.

3.2           Principal Place of Business, Registered Office and Registered Agent.  The principal place of business of the Company shall be located at 317 Madison Avenue, Suite 1400, New York, New York 10017. The registered agent and the registered office of the Company shall be Lexis Document Services Inc., 30 Old Rudnick Lane, Dover, Delaware 19901. The Manager may from time to time designate another registered agent or another location for the registered office or principal place of business of the Company upon notice to the Members.

ARTICLE 4

PURPOSE

The purpose of the Company is to engage in any lawful business or activity for which a Delaware limited liability company may be organized under the Act, including engaging in the business of performing financial research and analysis; subject to the requisite licensing, acting as a broker/dealer of securities; engaging in financing and investment activities; financing the foregoing; and making prudent interim investments of Company funds, including, without limitation, investments in obligations of federal, state and local governments or their agencies, mutual funds, money market funds and bank certificates of deposit; and engaging in any and all activities related or incidental thereto. Except as specifically limited or prohibited by this Agreement, the Company is empowered to perform such actions and engage in such activities consistent with, useful or necessary to carry out the purpose of the Company.

ARTICLE 5

TERM AND FISCAL YEAR

5.1           Term.  The term of the Company shall commence as of the date hereof and shall continue in perpetuity, unless and until terminated pursuant to the provisions of this Agreement or as provided by law.

5.2           Fiscal Year.  The fiscal year of the Company shall be the calendar year.

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ARTICLE 6

CAPITAL CONTRIBUTIONS, LOANS AND CAPITAL ACCOUNTS

6.1           Capital Contributions.

(a)          Initial Capital.  Concurrently with the execution of this Agreement, each Member has contributed immediately available funds to the capital of the Company in the amount set forth opposite such Member’s name below:

Member	Capital Contribution

Sidoti	$900
Trust	100

Total	$1,000

(b)          Additional Capital.  If at any time, the Manager, in his sole discretion, determines that the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or for other proper purposes of the Company, and the Manager elects not to cause the Company to borrow such funds, then the Manager may deliver to each Member written notice stating the amount of funds required by the Company, such Member’s Participating Percentage of such funds (the “Required Amount”), and the purposes for which such funds will be used. Each Member shall be required to contribute in cash to the Company such Member’s Required Amount within thirty (30) days after delivery of such notice (the “Due Date”). If any Member (a “Defaulting Member”) fails to timely contribute the Required Amount pursuant to this Section 6.1(b), the Manager shall, within ten (10) days after the Due Date, notify each of the Members that contributed in full their Required Amounts (the “Nondefaulting Members”) of such failure. The Nondefaulting Members shall have the right to contribute immediately available funds (a “Default Contribution”) in the amount of the Defaulting Member’s Required Amount that was not contributed (the “Default Amount”) in proportion to their respective Participating Percentages or in such other proportion as the Nondefaulting Members may agree upon. Any Default Contributions pursuant to the immediately preceding sentence shall be made within ten (10) days of delivery of notice from the Manager of the right to make such Default Contributions. Immediately upon the expiration of the 10-day period described in the immediately preceding sentence, the Participating Percentage of each Member shall automatically be adjusted to the ratio, expressed as a percentage, of (i) the amount of such Member’s total capital contributions since the formation of the Company (including any Default Contributions) to (ii) the sum of the total Capital Contributions made by all Members in the aggregate since the formation of the Company (including any Default Contributions).

The Manager, acting alone, is hereby authorized, without further approval by any Member, to amend this Agreement to reflect any Default Contributions and adjustments to

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Participating Percentages pursuant to this Section 6.1(b). Such adjustments to the Participating Percentages shall be the sole and exclusive remedy for any failure to contribute capital requested pursuant to this Section 6.1(b).

6.2          Loans.

(a)          If, at any time, in the opinion of the Manager, the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or for other proper purposes of the Company, and the Manager elects not to request additional capital contributions from the Members pursuant to Section 6.1(b), the Manager may arrange for the Company to borrow such required funds from an outside source at the then-prevailing interest rate and on such terms and conditions as the Manager deems advisable, provided that no Member (without its prior written consent) shall be required to make or bear personal liability for the repayment of any such loan to the Company.

(b)          If, at any time in the opinion of the Manager, the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or for other proper purposes of the Company, the Manager elects not to request additional capital contributions from the Members pursuant to Section 6.1(b), and the Company cannot borrow the required funds from commercial lenders on terms that are reasonable under the circumstances (including but not limited to the terms described in Section 6.2(a) above) or the Manager elects not to cause the Company to so borrow, then any one or more of the Members or Affiliates of any of them, in such Person’s sole discretion, may (but shall not be required to) loan the required funds to the Company. Any such loans shall be made by the Members or their respective Affiliates in proportion to the applicable Members’ respective Participating Percentages or in such other proportion as the lending Members or Affiliates may agree upon. Unless otherwise agreed by the Manager and the lending party, all such loans (i) shall be payable only from the assets of the Company without any recourse against or right of contribution from any Member; (ii) except as provided below, shall bear interest at an annual rate equal to the Prime Rate plus three percent (3%), adjusting when and as the Prime Rate shall adjust, compounded annually; and (iii) each such loan shall mature and be due and payable to the extent not paid pursuant to other provisions of this Agreement upon the termination of the Company.

(c)          One or more Members or Affiliates of Members may from time to time guarantee, co-sign or otherwise undertake personal liability with respect to obligations of the Company; provided that neither the Company, the Manager nor any Member shall have the authority to obligate any Member or any Affiliate of any Member to undertake any such liability without such Person’s prior written consent. If any Member or any Affiliate of any Member is required to make any payment with respect to an obligation of the Company, such payment shall be deemed a loan by such Person to the Company pursuant to and on the terms set forth in Section 6.2(b).

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6.3           Return of Capital Contributions.  Except as specifically provided in this Agreement, a Member shall not be entitled to the return of his capital contribution to the Company.

6.4           Capital Account.  A separate capital account shall be established and maintained for each Member in accordance with the Code and the regulations promulgated thereunder, including but not limited to the rules regarding the maintenance of partners’ capital accounts set forth in Treasury Regulation Section 1.704-1. Subject to the immediately preceding sentence, there shall be credited to each Member’s capital account (i) the amount of money and the fair market value (as set forth herein or as otherwise determined by the Manager) of any property (net of related liabilities) contributed by the Member to the Company, and (ii) the Member’s share of income or gain (or items thereof) of the Company, including income and gain exempt from tax. There shall be charged against each Member’s capital account (iii) the amount of money and the fair market value (as determined by the Manager) of any property (net of related liabilities) distributed to the Member by the Company and (iv) the Member’s share of loss and deduction (or items thereof) of the Company. If property is contributed to the capital of the Company or if there is a revaluation of any Company property such that the book value of such property differs from its adjusted tax basis, the Members’ capital accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulation Section 1.704-1 (b)(2)(iv)(g). To the extent a Member’s capital account is greater than zero, such excess is hereinafter referred to as a “positive balance.” To the extent that a Member’s capital account is less than zero, said amount is hereinafter referred to as a “deficit balance.”

6.5           Interest on Capital Contributions.  The Company shall not pay interest on capital contributions or undistributed profits.

ARTICLE 7

ALLOCATION OF PROFITS AND LOSSES

7.1           General Allocation of Profits and Losses.  Except as otherwise provided in Sections 7.4 and 7.5, all Profits and Losses (including all items of income and expense entering into the determination of such Profits and Losses), as finally determined for federal income tax purposes for each fiscal year of the Company, shall be allocated among the Members in accordance with their respective Participating Percentages.

7.2           Allocations with Respect to Transferred Interests.  Unless otherwise required by the provisions of the Code or agreed by the Manager, any Profit or Loss allocable to an interest in the Company which has been transferred during any year shall, except as provided below, be allocated among the Persons who were holders of such interest during such year in proportion to the number of days during such year that each holder was recognized as the holder of the interest, without regard to the results of Company operations during the period the holder was recognized as the owner thereof. Notwithstanding the foregoing, any Profit or Loss attributable to a sale, exchange

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or other disposition of all or substantially all of the assets of the Company shall be allocated to the holder of the interest on the date of the transaction generating such Profit or Loss.

7.3          Tax Credits. Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members in accordance with their Participating Percentages. Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.

7.4          Regulatory Allocations.

(a)          Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain (as defined below) for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for such taxable year, items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Minimum Gain during such year. The income allocated pursuant to this Section 7.4(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 7.4(a) shall not apply to a Member to the extent provided in Treasury Regulation Section 1.704-2(f)(2) through (5).

(b)          Qualified Income Offset.  Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an excess deficit capital account balance with respect to such Member, items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit capital account balance as quickly as possible.

(c)          Gross Income Allocation.  If at the end of any Company taxable year, a Member has an excess deficit capital account balance, such Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate such excess deficit capital account balance as quickly as possible.

(d)          Nonrecourse Deductions.  Notwithstanding the provisions of Section 7.1, any deductions attributable to partnership nonrecourse liabilities (as determined pursuant to Treasury Regulation Section 1.704-2(c)) of the Company for any taxable year shall be allocated among the Members in the same proportion as Profits or Losses (as may apply) for such year are allocated.

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(e)          Definitions.

(i)	“Minimum Gain” shall have the meaning given such term in Treasury Regulation Section 1.704-2(d), and shall generally mean the amount by which the nonrecourse liabilities secured by any assets of the Company exceed the adjusted tax basis of such assets as of the date of determination. A Member’s share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulation Section l,704-2(g).

(ii)	The “excess deficit capital account balance” of any Member shall be the capital account balance of such Member, adjusted as provided in the immediately following sentence, to the extent, if any, that such balance is a deficit (after adjustment).For purposes of determining the existence and amount of an excess deficit capital account balance, the capital account balance of a Member shall be adjusted by: (i) creditingthereto (A) that portion of any deficit capital account balance that such Member is required to restore under the terms of this Agreement, and (B) the amount of such Member’s share of Minimum Gain, including any “partner nonrecourse debt minimum gain” (as defined in Treasury Regulation Section 1.704-2(i)); and (ii) charging thereto the items described in Treasury Regulation Section 1.704-1(b)(2)- (ii) (d)(4), (5) and (6) that apply to such Member. The existence and amount of any excess deficit capital account balance at the end of any year shall be determined before any other allocations provided for in this Article 7 for such year have been made.

(f)          Member Nonrecourse Debt.  Notwithstanding any other provision of this Agreement, any item of Company Loss, deduction or expenditures described in Code Section 705(a)(2)(B) that is attributable to a partner nonrecourse debt (as defined in Treasury Regulation Section l,704-2(b)(4)) of a Member shall be allocated to those Members that bear the economic risk of loss for such partner nonrecourse debt, and among such Members in accordance with the ratios in which they share such economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain of the Company, each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).

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(g)          Interpretation.  The foregoing provisions of this Section 7.4 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

(h)          Curative Allocations.  Notwithstanding the provisions of Section 7,1, if any allocation of gain, income, loss, expense or any other item is made pursuant to Section 7.4(a), 7.4(b), 7.4(c), 7.4(d) or 7.4(f) (the “Regulatory Allocations”) with respect to one or more Members (the “Deficit Members”), then the Regulatory Allocations shall be taken into account in allocating Profits, Losses and other items of income, gain, loss and deduction among the Members such that, to the extent possible (taking into account the provisions of the applicable Treasury Regulations), the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not been made.

7.5           Section 704(c) Allocation.  Notwithstanding the foregoing allocations of Profits and Losses, if any property contributed to the Company has a fair market value (as set forth herein or as otherwise determined by the Manager) that differs from its adjusted basis for federal income tax purposes at the time of such contribution (including but not limited to the Land), or if there is a revaluation of any Company property such that the book value of such property differs from its adjusted basis for federal income tax purposes, items of income, gain, loss, and deduction with respect to any such property shall be allocated among the Members so as to take account of such difference, in the manner intended by Section 704(c) of the Code and the Treasury Regulations from time to time promulgated thereunder, using such method permitted by such Treasury Regulations as the Manager may determine.

7.6           Allocation of Excess Nonrecourse Liabilities.  Solely for the purpose of allocating excess nonrecourse liabilities of the Company among the Members in connection with the determination of the Members’ adjusted tax bases for their interests in the Company, in accordance with Section 752 of the Code and the Treasury Regulations from time to time promulgated thereunder, the Members agree that each Member’s interest in Company Profits equals such Member’s Participating Percentage.

ARTICLE 8

DISTRIBUTIONS

8.1           Distribution of Net Cash Receipts.  Subject to Section 8.2, Net Cash Receipts, if any, shall be applied and distributed in the following order of priority:

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(a)       first, to pay unpaid accrued interest on and then principal of any loans made to the Company pursuant to Section 6.2(b), such loans to be repaid in reverse chronological order (with the latest-made loans being serviced and retired first), in proportion to the amounts of such loans made concurrently by each of the Members and their respective Affiliates; and

(b)       second, any remaining Net Cash Receipts shall be distributed to and among the Members in accordance with their Participating Percentages.

8.2           Distributions in Connection with a Liquidation.  Notwithstanding the provisions of Section 8.1, any and all distributions of Net Cash Receipts that are made in connection with a dissolution and complete liquidation of the Company shall, after any distributions pursuant to Section 8.1(a) but before any distributions pursuant to Section 8.1(b), be distributed to those Members having positive balances in their capital accounts (as adjusted to reflect allocations of all Profits and Losses), in proportion to and to the extent of such positive balances. Any remaining Net Cash Receipts distributable in connection with a liquidation of the Company shall be distributed in accordance with Section 8.1(b).

8.3         Timing of Distributions; No Third-Party Beneficiaries.  Net Cash Receipts shall be distributed to the Members at such time and in such amount as the Manager, in his sole discretion, determines, but not less often than annually. The foregoing priorities of application of Net Cash Receipts are for the benefit of the Members only and not for the benefit of any third party or creditor of the Company or of any Member, and neither the Company, the Manager nor any Member shall be liable or responsible to any third party or creditor of the Company or of any Member for any deviation from such priorities.

ARTICLE 9

BOOKS OF ACCOUNT, RECORDS AND REPORTS

9.1          Books of Account and Records.

(a)          The Manager shall maintain at the registered office of the Company all of the following:

(i)	a list of the full name and last known business address of each Member setting forth the amount of cash each Member has contributed, a description and statement of the agreed value of any other property or services each Member has contributed or has agreed to contribute in the future, and the date on which each became a Member;

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(ii)	a copy of the Certificate and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate was executed;

(iii)	copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(iv)	copies of this Agreement and any amendments hereto;

(v)	copies of the financial statements, if any, of the Company for the three most recent years; and

(vi)	proper and complete records and books of account for the Company.

Any of the foregoing may be inspected and copied by any Member or its duly authorized representatives, at the expense of such Member, during ordinary business hours. The Company shall retain a certified public accountant, to be selected by the Manager, to prepare the tax returns of the Company.

(b)          If a Member reasonably requests the Company or the Manager to assemble or compile information, the Manager shall have the authority to pass on all costs of labor, duplicating or other related charges so incurred to the Member making the request.

9.2          Reports to Members.  The Manager shall furnish to each of the Members as soon as practicable after the end of each calendar year the following:

(a)          A copy of the federal income tax return filed by the Company for the calendar year, except for Schedules K-1 applicable to other Members;

(b)          All information relative to the Company necessary for the preparation of such Member’s federal and state income tax returns;

(c)           A balance sheet as of the close of such calendar year and statements of Profits or Losses and Net Cash Receipts, if any, all of which shall be prepared in accordance with generally accepted accounting principles or tax accounting principles, with or without audit or review by an independent certified public accountant, in each case in the discretion of the Manager; and

(d)          Copies of any additional reports in existence regarding the Company or its business as a Member may reasonably request.

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ARTICLE 10

MANAGEMENT OF THE COMPANY

10.1        Management of Company Affairs.  Except as otherwise specifically provided in this Agreement, the management of the Company shall be vested in the Manager. Subject to the foregoing, the Manager shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company and shall make all decisions affecting the Company’s business and affairs, and any action taken by the Manager (in his capacity as such) in accordance with the provisions of this Agreement shall constitute the act of and serve to bind the Company. The Manager may designate one or more of his employees, agents or Affiliates to carry out his duties and responsibilities to the Company. The Manager may appoint a president and one more vice presidents, each of which shall have the duties and responsibilities so designated by the Manager. Persons dealing with the Company shall be entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Company shall pay the Manager such compensation for the performance of his duties as Manager as Members having a majority of the Participating Percentages of all Members may determine from time to time; provided, however, the Company shall in all events reimburse the Manager for all direct costs incurred by the Manager, his Affiliates, employees or agents on behalf of the Company or otherwise in connection with performance of his duties as Manager.

10.2        Appointment and Replacement of Manager.  The Members hereby appoint Peter Sidoti as the initial Manager of the Company. If at any time the Manager shall die or be adjudicated insane or incompetent, resign or, in the case of a Manager that is not a natural person, if at any time the Manager shall dissolve or otherwise terminate its legal existence, such Manager shall immediately thereupon cease to be the Manager of the Company. In addition, upon the agreement of Members having a majority of the Participating Percentages, the Manager may at any time be removed from the office of Manager. If at any time the Manager is removed as Manager or otherwise ceases to be the Manager of the Company for any reason, Members having a majority of the Participating Percentages, shall have the right to appoint a new Manager.

10.3        Powers and Authorities of Manager.  Except as specifically provided in this Agreement, the Manager is hereby granted the right, power and authority to do on behalf of the Company all things which, in his best business judgment, are necessary, proper or desirable to carry out his duties and responsibilities, including but not limited to the right, power and authority to:

(a)          Incur all expenditures and pay all obligations of the Company;

(b)          Execute any and all documents or instruments of any kind which the Manager may deem necessary or appropriate for carrying out the purposes of the Company;

(c)          Cause the Company to acquire real or personal property, and finance the acquisition of such property, including granting a lien or mortgage on Company property to secure any such financing;

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(d)          Lease real or personal property;

(e)          Subject to Section 6.2, cause the Company to borrow money from individuals, banks and other lending institutions for any Company purpose, and pledge any or all of the assets of the Company and the income therefrom to secure or provide for the repayment of such loans; and obtain replacements of any such loans in whole or in part, refinance, recast, modify, extend or consolidate any loan; provided, however, that the Company shall not make loans to the Manager or any Affiliate of the Manager;

(f)          Procure and maintain, at the expense of the Company, with responsible companies, such insurance in such amounts and covering such risks as are appropriate in the judgment of the Manager;

(g)          Hold title to Company property in the name of a trustee or nominee chosen by the Manager if he shall deem such appropriate;

(h)          Engage and terminate employees and independent contractors, establish their duties and responsibilities and set their compensation;

(i)          Cause the Company and one or more of its employees to be licensed as brokers and dealers of securities under the laws of one or more jurisdictions, and, subject to the authority of any such licenses, cause the Company to act as a broker and dealer of securities;

(j)          Solicit and enter into engagements for the Company to perform services;

(k)          Cause the Company to engage in financing activities, including providing funds in the form of debt or equity investments or on other terms, acquiring securities and other forms of investments, determining the terms of the foregoing, financing and disposing of the foregoing, and performing all activities related thereto;

(j)          Receive and disburse any Net Cash Receipts in accordance with Article 8;

(m)         Supervise the preparation and filing of all Company tax returns;

(n)          Make any tax elections on behalf of the Company;

(o)          Engage and terminate any attorneys, accountants, brokers, or leasing or sales agents, and determine the terms of such engagements; and

(p)          Perform any and all other acts or activities customary or incident to the purpose of the Company.

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10.4         Engagements by the Company.  The Manager may engage, on behalf and at the expense of the Company, such persons, firms or corporations as the Manager in his reasonable judgment shall deem advisable for the conduct and operation of the business of the Company, including managers, brokers, underwriters, mortgage bankers, lawyers, accountants, architects, engineers, consultants, contractors, subcontractors and purveyors of other services or materials for the Company on such terms and for such compensation or costs as the Manager, in his reasonable judgment, shall determine.

10.5         Employment of Affiliates.  The Manager may, on behalf and at the expense of the Company, engage any Member or an Affiliate of any Member or of the Manager to render services or provide goods to the Company, provided that the fees or other amounts payable for such services or goods are comparable to those prevailing in arm’s-length transactions for similar services or goods.

10.6         Liability of the Manager.  The Manager and his Affiliates, agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Company or any of the Members or their successors or assigns for any acts performed or omitted within the scope of his authority as Manager, or otherwise conferred on the Manager and such Affiliates, agents and employees by this Agreement, including the execution and delivery of deeds in lieu of foreclosure, provided that the Manager or such Affiliates, agents or employees shall act in good faith and shall not be guilty of willful misconduct or gross negligence.

10.7         Devotion of Time by Manager.  The Manager and his agents, Affiliates, employees and agents of Affiliates shall devote such time to the Company business as is reasonably necessary to manage and supervise the Company business and affairs in an efficient manner and to accomplish the purposes of the Company. The Manager and each employee, agent or Affiliate thereof, shall be free to engage in other business ventures whether or not directly competing with the Company, or to exploit business opportunities whether or not arising from the conduct of Company business.

10.8         Other Business of Members.  Each Member and its respective Affiliates may engage in or possess any interests in other business ventures of any kind, independently or with others. Neither the Company, any Member, nor the holder of any interest in the Company shall have any right by virtue of this Agreement or the relationship created hereby in or to such ventures or activities or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the Company, shall not be deemed wrongful or improper.

10.9         Tax Matters Partner.  Sidoti, for so long as it shall be a Member, shall be the “tax matters partner” (within the meaning of Section 6231 of the Code) of the Company, and as such shall have all powers and authorities granted tax matters partners under the applicable provisions of the Code and any regulations promulgated thereunder. All costs and expenses incurred by the tax matters partner in connection with an audit by the Internal Revenue Service or other government tax agency of a Company income tax return shall be borne by the Company.

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10.10         Election to Adjust Basis.  In the event of a distribution of property made in the manner provided in Section 734 of the Code (or any comparable provision of any succeeding law), or in the event of a transfer of any membership interest in the Company permitted by this Agreement made in the manner provided in Section 743 of the Code, the Manager, in his sole discretion, may make or revoke on behalf of the Company the election referred to in Section 754 of the Code permitting adjustments to basis as provided in Sections 734 and 743 of the Code. Any additional costs or expenses incurred by the Company as a result of such an election shall be borne pro rata by the Member or Members benefitting from such an election.

10.11         Company Indemnification of Manager.  The Company shall indemnify, defend, and hold the Manager and his Affiliates, employees and agents, or their respective successors, executors, administrators or personal representatives harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Company; provided that the Manager or any Affiliate, employee, or agent thereof is not guilty of gross negligence, willful misconduct or violation of fiduciary duty and was acting in good faith within what he or it reasonably believed to be the scope of his or its authority for a purpose which he or it reasonably believed to be not opposed to the best interests of the Company. The foregoing indemnity shall not be enforceable against any Member personally but solely from such Member’s interest in the Company.

ARTICLE 11

RIGHTS AND DUTIES OF MEMBERS

11.1         Admission of Members.  Each of Sidoti and the Trust is hereby recognized and admitted as a Member of the Company. No other person shall be recognized or admitted as a Member of the Company unless such person has satisfied the requirements of Article 12.

11.2         Limited Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. No Member, in its capacity as a Member of the Company, shall be responsible or liable for any indebtedness or obligation of any other Member, nor, except to the extent provided in Section 11.7, shall the Company be responsible or liable for any indebtedness or obligation of any Member.

11.3         No Individual Authority.  Except as otherwise expressly provided in this Agreement or in the Act, no Member, acting alone, shall have any authority to act for, or to create, undertake or assume any liabilities, obligations or responsibilities on behalf of the Company or any other Member.

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11.4         No Compensation.  Except as specifically provided in this Agreement, no Member shall be entitled to receive any compensation from the Company or from any other Member for services performed in its capacity as a Member.

11.5         Representations by Members.  Each Member represents and warrants to the other Members and to the Company that (i) all transactions contemplated by this Agreement to be performed by such Member have been duly authorized by all necessary action and do not require the consent or approval of any third party, (ii) such Member has all necessary power with respect thereto, (iii) the consummation of such transactions will not (and with the giving of notice or lapse of time or both would not) result in a breach or violation of, or a default or loss of contractual benefits under, any trust agreement or other agreement by which such Member or any of such Member’s properties is bound, or any statute, regulation, order or other law to which such Member or any of such Member’s properties is subject, or give rise to a lien or other encumbrance upon any of such Member’s properties or assets, and (iv) this Agreement is a valid and binding agreement on the part of such Member, enforceable in accordance with its terms.

11.6         Indemnification by the Members.  Each Member hereby agrees to indemnify the Company and each of its other Members and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) which the Company or any of such other Members shall ever sustain, suffer or incur which relate or arise out of or in connection with a breach by the indemnifying Member of any representation, warranty or covenant made by the indemnifying Member in this Agreement or in any agreement or instrument delivered pursuant hereto. If the Company is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Member’s personal obligations or liabilities unrelated to Company business, such Member shall indemnify and reimburse the Company for all such loss and expense incurred, including reasonable attorneys’ fees. The liability of any Member pursuant to this Section 11.6 may be assessed against such Member’s interest in the Company, including such Member’s right to receive Net Cash Receipts and any other distributions or payments from the Company; provided, however, the liability of a Member under this Section 11.6 shall not be enforceable against such Member personally, but shall be limited to such Member’s interest in the Company.

11.7         Indemnification by the Company.  The Company shall indemnify each of its Members and former Members for all costs, losses, liabilities and damages paid or incurred by any of them in connection with the business of the Company, including any judgments, settlements, penalties, fines and expenses incurred in a proceeding to which any such person is a party because the person is or was a Member of the Company, to the fullest extent provided or allowed by the Act or any other applicable laws, provided, however, that such liability does not arise by reason of the willful misconduct or gross negligence of such Member or any matter described in Section 11.6 with respect to which the Member is obligated to indemnify the Company.

11.8         Rights of a Former Member.  No Member shall have the right or power to resign or withdraw by voluntary act from the Company. If a Member shall cease to be a Member for any reason, and if the Company is not then dissolved, then, notwithstanding the terms of Section 18-604

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of the Act, such former Member shall not thereby be entitled to receive the fair value of such former Member’s membership interest in the Company or any other payment or distribution except as specifically provided in this Agreement.

ARTICLE 12

TRANSFER OF MEMBER INTERESTS

12.1         General Prohibition.  Except as provided in Article 13 or Section 12.2, a Member may not sell, transfer, encumber, pledge or assign all or any part of his interest in the Company without the prior written consent of the Manager, which consent may be granted or withheld in the Manager’s sole and absolute discretion, In order for an assignee to constitute a substituted or additional Member, the conditions set forth in Section 12.7 must be satisfied. In no event shall the Manager consent to an assignment of any interest of a Member in the Company unless in the opinion of counsel satisfactory to the Company such assignment (i) will not result in a termination of the Company for federal income tax purposes (or the Manager waives this condition), (ii) will not result in the Company failing to qualify for an exemption from the registration requirements of the federal or any applicable state securities laws, (iii) will not be to a person that is a “foreign person” as that term is defined in the Foreign Investment in Real Property Tax Act of 1980, as amended (“FTRPTA”), (iv) will not result in the imposition of fiduciary responsibility on the Company, the Manager, any Member or any Affiliate of any of the foregoing under ‘the Employee Retirement Income and Security Act of 1974, as amended from time to time (“ERISA”), and (v) will not result in the violation of any term or provision of any agreement to which the Company is a party, or the acceleration of any indebtedness of the Company or secured by any property of the Company.

12.2         Permitted Transfers.  Notwithstanding the provisions of Section 12.1, a Member may assign all or any part of his interest in the Company without the consent of any other Member to (i) a partnership in which the assigning Member or persons controlling the assigning Member on the date hereof are the sole or controlling general partner(s) and other partners are members of the immediate family of such Member or of one or more of its owners on the date hereof, (ii) a corporation controlled by the assigning Member or persons controlling the assigning Member on the date hereof, and all of the issued and outstanding capital stock of such corporation is owned and controlled by the assigning Member, one or more of its owners on the date hereof, or by members of the immediate family of the assigning Member or of one or more of its owners on the date hereof, (iii) a trust controlled by the assigning Member or persons controlling the assigning Member on the date hereof and for the benefit of the assigning Member, members of the immediate family of the assigning Member or of one or more of its owners on the date hereof, (iv) a limited liability company controlled by the assigning Member or persons controlling the assigning Member on the date hereof and all of the membership interests of which are owned by the assigning Member, one or more of its owners on the date hereof, or members of the immediate family of the assigning Member or the owners thereof on the date hereof, (v) members of the immediate family of the assigning Member or of persons controlling the assigning Member on the date hereof, (vi) in the case of a Member that is a trust, one or more of the beneficiaries of such Member, or (vii) another Member. Any Person

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described in any of clauses (i) through (vii) of the immediately preceding sentence with respect to a Member is referred to as a “Permitted Transferee” of such Member. For purposes of this Agreement, the immediate family of any Person shall mean the ancestors, descendants, spouse and siblings of such Person.

Notwithstanding anything in this Section 12.2 to the contrary, a Member may not assign all or part of its interest in the Company if such assignment would, in the opinion of counsel to the Company, (v) result in a termination of the Company for federal income tax purposes (unless the Manager waives this restriction), (w) result in the Company not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, (x) be to a person that is a “foreign person,” as defined in FTRPTA, (y) result in the imposition of fiduciary responsibility on the Company, any Member, the Manager or any Affiliate of any of the foregoing under ERISA, or (z) result in the violation of any term or provision of any agreement to which the Company is a party, or the acceleration of any indebtedness of the Company or secured by any property of the Company.

Notwithstanding the right of a Member to transfer all or any portion of its interest to a person described above in this Section 12.2, the assignee of any such interest shall not be admitted as an additional or substituted Member of the Company unless and until the provisions of Section 12.7 are satisfied. Until the provisions of Section 12.7 are satisfied with respect to any such assignee, such assignee shall not be a Member but shall be an assignee having the rights described in Section 12.6.

12.3         Involuntary Transfers.  In the event (i) of the death or adjudication of insanity or incompetency of an individual Member, or (ii) any Member shall be adjudged bankrupt, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer the Member’s interest in the Company, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors, or have its interest in the Company seized by a judgment creditor (such Member being referred to herein as a “Bankrupt Member”), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Member or Bankrupt Member shall be an assignee of such Member’s interest in the Company having the rights set forth in Section 12.6 and shall not become an additional or substituted Member unless and until the conditions set forth in Section 12.7 are satisfied; and any such Member’s estate (or successor-in-interest) shall be liable for all of its obligations as a Member.

12.4         Dissolution or Termination of Members.  In the event of the dissolution of a Member that is a partnership, limited liability company or a corporation or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an assignee of such Member’s interest in the Company, as described in Section 12.6, and shall not become additional or substituted Members unless and until the conditions set forth in Section 12.7 are satisfied.

12.5         Transfers of Ownership Interests in Members.  For purposes of this Article 12, any transfer or assignment of any direct or indirect ownership or other interest in a Member that

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(taking into account any prior such transfers or assignments, and any prior pledges, encumbrances or collateral assignments described below) results in such Member being controlled by a Person or Persons other than the Person or Persons that control such Member on the date hereof shall be deemed an assignment of the interest in the Company of such Member and therefore subject to all of the restrictions and provisions of this Article 12. In addition, any encumbrance, pledge or other collateral assignment of a direct or indirect ownership or other interest in a Member that, if the pledgee or other assignee were to exercise its right to acquire such interest, would (taking into account any prior transfers or assignments described above and any prior such pledges, encumbrances or collateral assignments) result in such Member being controlled by a Person or Persons other than the Person or Persons that control such Member on the date hereof shall be deemed an assignment of the interest in the Company of such Member and therefore subject to all of the restrictions and provisions of this Article 12.

12.6         Status of Assignee.  Any person who acquires all or any portion of the interest of a Member in the Company in any manner (including pursuant to a transfer permitted by Section 12.1 or 12.2), shall not be a Member of the Company unless and until the conditions of Section 12.7 are satisfied. Unless and until such conditions are satisfied, such person shall, to the extent of the interest acquired, be entitled only to the transferor Member’s rights, if any, in the Profits, Losses, Net Cash Receipts and other distributions to the Members pursuant to this Agreement, subject to the liabilities and obligations of transferor Member hereunder; but such person shall have no right to participate in the management of the business and affairs of the Company and shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members. Any such assignee shall have the same right, subject to the same limitations, as the transferor Member had under the provisions of this Article 12 to assign its interest as a Member (including the right to assign such interest to a Permitted Transferee of such Member), but any such further assignee shall have only the rights set forth in this Section 12.6 and shall not become an additional or substituted Member of the Company unless and until the conditions of Section 12.7 have been satisfied.

12.7         Admission Requirements.  No assignee of all or any portion of a Member’s interest in the Company or any other person shall be admitted as an additional or substituted Member of the Company unless and until:

(a         except in the case of an assignee that is a Permitted Transferee, such admission has been approved in writing by the Manager, which approval may be given or withheld in the sole discretion of the Manager;

(b         such assignment is made in writing, signed by the assigning Member (or its successor) and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to each other Member and the Manager;

(c         the Company has received an opinion of counsel as contemplated by Section 12.1 or each Member has waived this requirement; and

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(d          the assignee executes and delivers to the Company and each other Member a written agreement in form reasonably satisfactory to the Manager, pursuant to which such assignee agrees to be bound by and confirms the obligations, representations and warranties contained in this Agreement.

12.8         Effective Date of Assignment.   If an assignment is made in accordance with this Agreement, unless Otherwise required by the Code:

(a          the effective date of such assignment shall be the first date that both the written instrument of assignment is received by the Manager and, if required, approved by the Manager; provided that such assignee shall not be admitted as a Member unless and until the requirements of Section 12.7 are satisfied;

(b          the Company, the Manager and the other Members shall be entitled to treat the assignor of the assigned interest as the absolute owner thereof in all respects and shall incur no liability for allocations of Profits or Losses and distributions of Net Cash Receipts made in good faith to such assignor until such time as the written instrument of assignment has been actually received by the Manager and each Member pursuant to Section 12.7(b) and, if required, approved by the Manager and recorded in the books of the Company; and

(c          any Profits and Losses shall be allocated between the assignor and the assignee of the assigned interest in the manner described in Section 7.2.

12.9         Status of Assignor.  If there is a transfer or assignment of a Member’s interest in the Company, then, without regard to whether or when such assignee or transferee is admitted as a Member of the Company, from and after the effective date of such assignment or transfer, the assigning or transferring Member shall cease to be a Member with respect to the transferred or assigned interest; and if such Member has transferred or assigned his entire membership interest in the Company, upon the effective date of such transfer or assignment, such Member shall cease to be a Member of the Company.

12.10       Cost of Admission.  The cost of processing and perfecting an admission contemplated by this Article 12 (including reasonable attorneys’ fees incurred by the Company) shall be borne by the party seeking admission as a Member to the Company.

ARTICLE 13

TAG-ALONG AND GO-ALONG

13.1         Tag-Along Right.  If at any time Members owning Participating Percentages aggregating more than fifty percent (50%) of the Participating Percentages of all Members (“Controlling Members”) shall desire to sell or transfer all of their interests in the Company to any third party (other than to a Permitted Transferee), such Controlling Members shall first give written

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notice thereof (a “Tag-Along Notice”) to each of the other Members (“Minority Members”) specifying the Participating Percentages to be sold and the price and terms of such sale. Each Minority Member may elect to participate in any such transaction as an additional selling or transferring Member on identical terms and conditions, by delivering a written notice thereof (a “Tag-Along Election Notice”) to the Controlling Members within fifteen (15) days after such Minority Member’s receipt of such Tag-Along Notice, thereby electing to sell or transfer in such transaction any portion of his interest in the Company specified in the Tag-Along Election Notice which is less than or equal to (i) the aggregate Participating Percentage which the Controlling Members propose to transfer in such transaction, multiplied by (ii) a fraction, the numerator of which is the Participating Percentage owned by such Minority Member, and the denominator of which is the aggregate Participating Percentage owned by the Controlling Members and all Minority Members electing to participate in such transaction. To the extent that Minority Members shall elect to sell or transfer membership interests pursuant to this Section 13.1, the aggregate Participating Percentage to be sold or transferred to such third party by the Controlling Members and the Minority Members shall remain constant.

13.2         Go-Along Obligation.  If at any time the Controlling Members shall enter into a definitive written agreement to sell or transfer all of the interests in the Company to any third party (other than to a Permitted Transferee), the Controlling Members shall promptly give each Minority Member written notice thereof. Each Minority Member agrees (i) to sell and transfer his entire interest in the Company in accordance with the terms and conditions of such definitive written agreement, provided that the price per point of Participating Percentage and all other terms and conditions of sale with respect to the interest owned by such Minority Member are identical to the price per point of Participating Percentage and all other terms and conditions of sale with respect to the interests owned by the Controlling Members, and such Minority Member is released, concurrently with closing of such sale, from any guaranty of Company obligations for borrowed money (other than trade payables arising in the ordinary course of business) for which such Minority Member has personal liability, and (ii) to execute and deliver any and all documents and instruments reasonably necessary in connection therewith. In the event any Minority Member shall fail or refuse to sell and transfer his interest in the Company, or to execute all documents and instruments reasonably necessary in connection therewith, such Minority Member hereby irrevocably appoints each of the Controlling Members, each with full power to act alone, as such Minority Member’s agent and attorney-in-fact to execute and deliver said documents and sell and transfer the membership interests of such Minority Member.

ARTICLE 14

DISSOLUTION AND LIQUIDATION OF COMPANY

14.1         Dissolution of the Company.  The Company shall be dissolved upon the occurrence of any of the following:

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(a          the written agreement of Members having a majority of the Participating Percentages to dissolve and wind up the affairs of the Company; or

(b          any event that makes it unlawful for the Company business to be continued.

The death, retirement, resignation, bankruptcy, court declaration of incompetence, or dissolution of any one or more Members or the occurrence of any other event that terminates the continued membership of any one or more Members (except as provided in the immediately preceding sentence) shall not cause the dissolution of the Company.

14.2         Winding Up of Affairs.  In the event of the dissolution and liquidation of the Company for any reason, the Manager shall file a written notice of winding up on behalf of the Company in the appropriate governmental offices, and shall commence to wind up the affairs of the Company and shall convert all of the Company’s assets to cash or cash equivalents within such reasonable period of time as may be required to receive fair value therefor. All items of income, gain, loss, deduction and credit during the period of liquidation shall be allocated among the Members in the same manner as before the dissolution.

14.3         Accounting.  In the case of the dissolution and termination of the Company, prior to any distributions to Members pursuant to Section 14.4(d), a proper accounting shall be made of the capital accounts of the Members and of each item of income, gain, loss, deduction and credit of the Company from the date of the last previous accounting to the date of dissolution. The Manager shall provide a copy of such accounting to all Members.

14.4         Final Distribution of Company Property.  Upon termination of the Company, the Manager shall apply and distribute the remaining property of Company, together with the proceeds of any sales of same, as follows:

(a          first, all Company debts and liabilities shall be paid and discharged, except (i) debts described in Section 14.4(c) and (ii) any debts that are nonrecourse to the extent that the Manager elects not to pay such debts;

(b          second, to establish any reserve which the Manager may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such funds may be placed in escrow by the Manager for the purposes of disbursing such funds in payment of any of the contingencies, liabilities, or obligations, and, at the expiration of such period as the Manager shall deem advisable, the balance then remaining shall be distributed pursuant to subsections (c) and (d) of this Section 14.4;

(c          third, to pay unpaid accrued interest on and then the principal of any loans made to the Company pursuant to Section 6.2(b) hereof, such loans to be repaid in reverse chronological order (with the latest-made loans being serviced and retired first), in proportion to the amounts of such loans made concurrently by each of the Members or their respective Affiliates; and

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(d          fourth, to distribute the balance to the Members in the manner and priority set forth in Section 8.2, and then in accordance with Section 8.1(b).

14.5         Certificate of Cancellation.  Upon completion of the liquidation of the Company and the distribution of all Company property, the Company shall terminate and the Manager shall have the authority to execute and record one or more Certificates of Cancellation of the Company as well as any and all other documents required or considered advisable by the Manager to effectuate and evidence the dissolution and termination of the Company.

14.6         No Restoration of Deficit Capital Accounts.  Except as otherwise expressly provided herein, at no time shall a Member with a deficit balance in its capital account have any obligation to the. Company or to another Member or to any other person to restore such deficit balance.

ARTICLE 15

AMENDMENTS

15.1         Amendment by Members.  Except as provided in Section 6.1(b), this Agreement may be amended with the written concurrence of Members having aggregate Participating Percentages of more than fifty percent (50%) of the aggregate Participating Percentages of all of the Members (or such greater number as required by applicable law); provided, however, that absent the approval of all Members no amendment shall:

(a          add to, detract from or otherwise modify the purpose of the Company or the character of its business as set forth in Article 4;

(b          increase the obligation of any Member to make contributions to the capital of the Company;

(c          enlarge the liability of any Member as provided in this Agreement;

(d          except as provided in Section 6.1(b), modify the order or allocation of distributions of Net Cash Receipts or liquidating distributions, or the allocation of Profits and Losses among the Members;

(e          convert the Company to a general or limited partnership;

(f          modify the approval requirements to consent to a sale, assignment or encumbrance by the Member of its interest in the Company pursuant to Section 12.1, or the admission of an assignee as a Member, pursuant to Section 12.7; or

(g          amend this Article 15.

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15.2         Amendment of Certificate.  If this Agreement shall be amended pursuant to this Article 15, the Manager shall cause the Certificate to be amended, to the extent required by applicable law, to reflect such change. The Manager shall promptly notify all Members of any amendments made under this Section 15.2.

ARTICLE 16

NOTICES

Any and all notices to be served hereunder shall be in writing and shall be personally delivered, sent by private courier, or sent by certified mail, postage prepaid, and, if intended for the Company, to the Company at the address of the principal place of business of the Company set forth herein, or, if intended for the Manager or a Member, to such Manager or Member at the address set forth below his signature on this Agreement, or to such other address as the Manager, on behalf of the Company, or the Manager or Member, for himself, Member may designate from time to time in a written notice served upon the Company and each other Manager and Member in accordance herewith. Any notice personally delivered shall be deemed delivered on the date actually delivered. Any notice sent by private courier shall be deemed delivered on the date of delivery or rejection of delivery, as shown on the receipt for delivery. Any notice sent by mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1         Severability.  If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

17.2         Parties Bound.  Any Person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations of this Agreement to which his or its predecessor in interest was subject or bound, without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby. No Person, including the legal representative, heir or legatee of a deceased Member, shall have any rights or obligations greater than those set forth in this Agreement and no Person shall acquire an interest in the Company or become a Member thereof except as permitted by the terms of this Agreement. This Agreement shall be binding upon the parties hereto, their successors, heirs, devises, assigns, legal representatives, executors and administrators.

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17.3         Applicable Law.  The Company and this Agreement shall be governed by the laws of the State of Delaware.

17.4         Additional Documents and Acts.  In connection with this Agreement as well as all transactions contemplated by this Agreement, each party hereto shall execute and deliver such additional documents and instruments, and perform such additional acts, as any other party hereto may reasonably deem necessary or desirable from time to time to effectuate, perform and evidence all of the terms, provisions and conditions of this Agreement and all such transactions.

17.5         Benefit.  Nothing contained herein, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

17.6         Waiver.  The failure to insist upon strict enforcement of any of the provisions of this Agreement or of any agreement or instrument delivered pursuant hereto shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any agreement or instrument delivered pursuant hereto or any provision hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement and each agreement and instrument delivered pursuant hereto. No waiver of any breach of any of the provisions of this Agreement or any agreement or instrument delivered pursuant hereto shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

17.7         Survival.  The representations, warranties and covenants of the Members contained herein or in any agreement or instrument delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby, and shall not be affected by any investigation which may have been made by any of the parties hereto.

17.8         Headings.  The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

17.9         Counterparts.  This Agreement may be executed in multiple counterparts with separate signature pages, each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

17.10       Trustee Exculpation.  The execution of this Agreement by James P. Sidoti as trustee of the Trust (the “Trustee”) is by the Trustee not individually but solely as trustee of the Trust, in the exercise of the authority invested in the Trustee. It is expressly understood and agreed that nothing contained in this Agreement shall be construed as creating any liability on the Trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms his or her agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

/s/ Peter Sidoti
Peter Sidoti

Address: 317 Madison Avenue - Suite 1400 New York, New York 10017

Sidoti Family Trust dated March 1, 1999

/s/ James P. Sidoti
James P. Sidoti, Trustee

Address:

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CONTRIBUTION AND ASSIGNMENT OF MEMBERSHIP INTEREST

Each Assignor named below (each an “Assignor”) hereby unconditionally and irrevocably contributes to the capital of and assigns to the Assignee named below (the “Assignee”) all of the Assignors’ right, title and interest in and to the membership interest described below (the “Assigned Interest”) in the limited liability company named below (the “Company”) for consideration of an aggregate of 8,000 units of Assignee.

NAME OF COMPANY:	Sidoti & Company, LLC, a Delaware limited liability company

NAME OF ASSIGNORS:	Peter Sidoti Sidoti Family Trust dated March 1, 1999

NAME OF ASSIGNEE:	Sidoti Holding Company, LLC, a Delaware limited liability company

ASSIGNED INTEREST:	Participating Percentage: 100%

ALLOCATION OF UNITS:	Peter Sidoti- 7,200 units Sidoti Family Trust dated March 1, 1999- 800 units

The Assignors, with respect to the Assigned Interest, hereby withdraw from the Company, direct that all allocations and distributions of profits, losses, income, cash flow, capital and other items on account of such Assigned Interest be made to the Assignee from and after the date hereof, and consents to the admission of the Assignee as a substitute Managing Member in Peter Sidoti’s place and stead.

The Assignee hereby (i) accepts assignment of the Assigned Interest, (ii) assumes any and all obligations of the Assignors attributable to the Assigned Interest, whether pursuant to the Sidoti & Company, LLC Operating Agreement dated as of March 1, 1999, as amended to date (the “Operating Agreement”), applicable law or otherwise, (iii) agrees to be admitted to the Company as a substitute Member, and (iv) agrees to be bound by all the terms, covenants, and conditions of the Operating Agreement and any amendments thereto, including the appointment of any attorneys-in-fact provided for therein.

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This Assignement is effective as of December 30, 1999.

ASSIGNORS:

/s/ Peter Sidoti
Peter Sidoti

Sidoti Family Trust dated as of March 1, 1999

/s/ James Sidoti
By: James Sidoti, as Trustee

ASSIGNEE:

Sidoti Holding Company, LLC, a Delaware Limited liability company

By:	/s/ Peter Sidoti
Name: Peter Sidoti
Title: Managing Member

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